OFFER TO PURCHASE
                       (Under The Bulk Sales Act)
              ON THE GO HEALTHCARE, INC., (as Purchaser)

HEREBY AGREE TO AND WITH SOLUTIONS IN COMPUTING INC., (as Vendor) and with Bert Silva (as Indemnifier) to purchase all the assets and property set out and described in Schedule "A" hereto, the intent being to purchase the business name, trademarks and trade names, customer lists and supplier authorizations, as described in the aforementioned schedule, upon and subject to the terms and conditions of this Agreement, (such assets being collectively referred to in this Agreement as the "Assets"), for the consideration (the "Purchase Price") of:

Two Hundred and Eighty Thousand US (US$280,000.00), payable as follows:

the Purchaser shall issue and deliver on closing Seven Hundred Thousand (700,000) Restricted Shares to the Vendors, to be credited to the Purchaser on closing at the issue price of $0.40 per share;

and One Hundred Thousand CDN ($100,000.00CDN) payable in cash on closing.

The following attached schedules are part of this Agreement, the contents of which (save for the Purchaser's covenants and representations and warranties) the Vendor represents to be accurate in all material respects:

        Schedule "A"  Assets
        Schedule "B"  Clauses and Conditions
        Schedule "C"  Accounts Payable and Accounts Receivable

The following attached schedule is part of this Agreement, the Purchaser's covenants and representations of which the Purchaser represents to be accurate in all material respects:

        Schedule "B"  Clauses and Conditions


This Offer shall be irrevocable by the Purchaser until 11:59 A.M. on the 31st day of January, 2006, after which time, if not accepted, this Offer shall be null and void.

The Vendor represents and warrants that it is the owner of the Assets herein agreed to be purchased,, that the Vendor has the right, or will have on closing, to sell, convey, transfer and assign all rights, title and interest in and to the said Assets and that the same will then be free and clear of all liens and encumbrances whatsoever, except for those items expressly excluded herein.

The sale shall be completed on the 2nd day of February, 2006, the Closing Date, on which date possession of the Assets above described are to be given to the Purchaser, such completion and closing to be made effective as of the 31st day of January, 2006 (the "Effective Date")

The Bill of Sale or other transfer document to be prepared at the Vendor's expense, and each party to otherwise pay the costs of preparation and registration of his own documents.

This Offer when accepted shall constitute a binding contract of purchase and sale, and time in all respects shall be of the essence of this Agreement.

The parties hereto agree that there is no representation, warranty, collateral agreement or condition affecting this Agreement or stipulated hereby other than as expressed herein writing.

All goods, chattels and contents above-described shall be and remain at the risk of the Vendor until completion of sale.

Any tender of document or money hereunder may be made upon the Vendor or Purchaser or upon the solicitor acting for the party on whom tender is desired, and it shall be sufficient that a negotiable certified cheque is tendered instead of cash.

This Offer and its acceptance to be read with all changes of gender or numbers required by the context.




IN WITNESS WHEREOF the Purchaser has hereunto set his seal by the hand of its duly authorized officer in that behalf, as of this 31st day of January, 2006.

                                                   ON THE GO HEALTHCARE, INC.


                                                   per: /s/Stuart Turk
                                                   --------------------------
                                                   Date: Feb. 2 2006




The offer is hereby accepted.

IN WITNESS WHEREOF the Vendor has hereunto set his seal by the hand of its duly authorized officer in that behalf as of this 31st day of January, 2006.

                                                   SOLUTIONS IN COMPUTING INC.


                                                   per: /s/Bert Silva
                                                   --------------------------
                                                   Date: Feb. 2 2006



IN WITNESS WHEREOF the Indemnifier has hereunto set his seal and seal as of this 31st day of January, 2006.


                                                   BERT SILVA


                                                   per: /s/Bert Silva
                                                   --------------------------
                                                   Date: Feb. 2 2006

                                 SCHEDULE "A"

1.      ASSETS TO BE PURCHASED AND SOLD

        The Assets being purchased hereby are:

        i) the name and style, "Solutions in Computing" and forthwith following such closing, undertake to register Articles of Amendment changing its name, as well as any dissolution of trade name and style as may be necessary and to provide the Purchaser's solicitor with particulars of such registration, and the Purchaser shall be entitled to the use of such corporate name, trade name and style without liability to the Vendor therefor.

        ii) all files, customer lists, charts, models and records of the business of the Vendor and including computer data and the employment and personnel records for all employees of the business of the Vendor;

        iii) all software and documentation therefore, including all electronic data processing systems, program specifications, source codes, input data and report layout, functional specifications and narrative descriptions, flow charts, operating manuals, training manuals and aids and other related material, and all supplier authorizations and product authorizations (to the extent same are assignable) as may be used by the business of the Vendor; and

        iv) Main server, five (5) sets of work benches and modular steel racks.


2.      ASSETS NOT INCLUDED IN THE SALE

        Notwithstanding any other clause in this Agreement, there shall be specifically excluded from the purchase and sale of assets herein provided for the following assets, calculated as at the opening of business on the Effective Date, all of which shall remain the property of the Vendor:

        I)   cash on hand or in the banks or other depositories;

        ii) all accounts receivable owing to the Vendor, trade accounts, notes receivable, book debts, prepaid expenses and other debts due or accruing due to the Vendor in connection with the Practice and the full benefit of all securities for such accounts, notes or debts;

        iii) all inventories;

        iv)  all fixtures, furnishings, vehicles and other tangible property;

        v)   all computer hardware and accessories thereto.

                                SCHEDULE "B"
                            SPECIFIC CONDITIONS


VENDOR COVENANTS, REPRESENTS AND WARRANTS

1.      COVENANTS, REPRESENTATIONS AND WARRANTIES

        The Vendor covenants and agrees with and represents and warrants as follows to the Purchaser and acknowledges and confirms that the Purchaser is relying on such covenants, agreements, representations and warranties in connection with the purchase by the Purchaser of the Assets.

2.      CONTINUATION OF BUSINESS

        The Vendor agrees to operate its business practice until the Closing Date in the normal and customary manner, in a manner conducive to the preservation of its goodwill to the best of its ability. Between the date hereof and the Closing Date, the Vendor agrees:

        (a) to carry on the business in substantially the same manner as heretofore carried on;

        (b) not to acquire, sell, transfer, lease, mortgage, pledge, encumber or otherwise dispose of any of the Assets;



        In the event of a breach of any of the foregoing, the purchase price will be abated accordingly.


3.      ACCOUNTS PAYABLE AND ACCOUNTS RECEIVABLE

        The Vendor represents and warrants that, to the best of his knowledge and belief, the information contained in the lists of the Vendor's accounts payable and accounts receivable attached hereto as Schedule "C" is true and accurate as at the Effective Date. Since the date thereof no material financial changes have taken place which would alter the substantial value of the business of the Vendor prior to the close of the transactions contemplated herein.

4.      NON COMPETITION AND NON SOLICITATION

        The Vendor agrees that it and the following individuals: Bert Silva, will on closing enter into a non-competition and confidentiality covenant in a form satisfactory to the Purchaser, that, during the term of Bert Silva's employment by the Purchaser and:

        (a) for a period of one (1) year immediately following the date Bert Silva is terminated as an employee by the Purchaser; or

        (b) the greater of :

                (i) if Bert Silva resigns as an employee of the Purchaser before the debt payable to Val Silva is paid in full, a period equal to the three (3) year term of the debt payable to Val Silva or such earlier time that the debt is paid in full; or

        (c) if Bert Silva resigns as an employee of the Purchaser after the debt payable to Val Silva is paid in full, a period of one (1) year from the date that Bert Silva resigns,

        the Vendor and Bert Silva will not to carry on or be engaged in anyway whatsoever, either directly or indirectly, either individually or in partnership or otherwise, in a business within the Province of Ontario which is competitive with the current business of the Vendor, and further, not to solicit, invite, encourage in any manner whatsoever, any customers or potential customers for the purposes of soliciting business competitive with the current business of the Vendor or to solicit any employees or staff of the Purchaser to work elsewhere.


5.      RECORDS

        The Vendor agrees to sell and transfer and leave all records on media of any kind for the benefit of the Purchaser as of the date of closing, together with any records of new customers or suppliers acquired from the date of acceptance of this offer, and including all inactive customer records for the 10 year period prior to closing.

6.      EMPLOYEES (STAFF)

        i) If requested by the Purchaser, the Vendor will encourage his staff to become employed by the Purchaser.


        ii) The Vendor, from the date of acceptance of the Offer, will not hire or dismiss any staff or increase, or decrease any staff wages, bonuses/or benefits without the Purchaser's written consent.


7.      INDEMNIFICATION

        The Vendor and Bert Silva jointly and severally agree, in reasonable form and condition satisfactory to the Purchaser's solicitor, to indemnify and save harmless the Purchaser from and against all obligations, commitments, liabilities, claims and demands arising out of or in any way connected with the Vendor's business which are not expressly assumed by the Purchaser pursuant to the terms hereof, and without limiting the generality of the foregoing including arising out of litigation between the Vendor and AKP Black Walk Post Production Ltd., and incurred up to and including the Closing Date.

8.      NO CHANGE IN BUSINESS

        From the date of acceptance of the Offer, there will be no significant change in the affairs, business, prospects, operations, or conditions of the Vendor, financial or otherwise, including those arising as a result of any legislative or regulatory change, revocation of any licence or right to do business, except changes occurring in the ordinary course of business, which changes have not adversely affected and will not significantly adversely affect the organization, business, properties, prospects, or financial condition of the Vendor.

9.      TAXES PAID

        The Vendor represents and warrants that all taxes, including provincial retail sales taxes and goods and services taxes in respect of the assets and equipment being purchased herein, have been paid by the Vendor. Vendor will deliver on closing a certificate under Section 6 of the Retail Sales Tax Act of Ontario.


10.     RESIDENCE OF VENDOR


        The Vendor represents and warrants that he is not a non-resident of Canada within the meaning of the Income Tax Act (Canada) and that he is, in fact, and on closing shall continue to be a resident of Canada within the meaning of that statute.

11.     INSURANCE

        The Vendor has the purchased assets insured against loss or damage by insurable hazards or risks and such insurance coverage will be continued in full force and effect up to and including the closing date.

12.     CONSIGNMENT, BANKRUPTCY AND LITIGATION

        The Vendor represents and warrants which representations and warranties shall survive closing and be true both on the date hereof and on the date of closing, that:

        a) It has not made any assignment in bankruptcy, nor had any petitions in bankruptcy made against him.

        b) There are no existing executions against it and no pending litigation save for the litigation between the Vendor , Bert Silva and AKP Black Walk Post Production Ltd. (in respect of which the Vendor and Bert Silva will on closing indemnify the Purchaser);

        c) The Vendor is registered and is required to collect Goods and Services Tax pursuant to the Excise Tax Act (Canada).

PURCHASER'S COVENANTS, REPRESENTATIONS AND WARRANTIES

13.     PURCHASER INDEMNIFICATION

        The Purchaser agrees to deliver to the Vendor, in reasonable form and condition satisfactory to the Vendor's solicitor, on or before the date of closing, an indemnification to indemnify and save harmless the Vendor from and against all obligations, commitments, liabilities, claims and demands arising out of or in any way connected with the Assets or obligations that are expressly assumed by the Purchaser hereunder that are incurred after the date of closing.

14.     TAXES - PURCHASER

        The Purchaser shall be liable for and shall pay all provincial sales taxes, and all other taxes, duties or other like charges properly payable upon and in connection with the conveyance and transfer of the Assets by the Vendor to the Purchaser.

15.     EMPLOYEES AND INDEPENDENT CONTRACTORS - PURCHASER

        On closing, the Purchaser shall offer employment, effective the Effective Date, to all of the Vendor's employees save Bert Silva, on terms and conditions, including salary, incentive compensation, benefits, positions and responsibilities which are in the aggregate substantially similar and no less favourable than those presently enjoyed by such employees. The Purchaser shall recognize the service of the employees with the Vendor and its predecessors up to the Effective Date for all purposes as if such service had occurred with the Purchaser.

        The Purchaser shall recognize all vacation pay of such employees that has accrued during their employment by the Vendor and remains unpaid and the Purchaser shall offer such employees time off in lieu of pay for such accrued vacation (as listed in Schedule "1" hereof) without adjustment to the Purchase Price.

        The Purchaser shall be liable for all obligations relating to the termination of employment after closing of any Vendor employee who accepts the Purchaser's offer of employment.

        The Vendor shall be liable for all obligations relating to any employee of the Vendor who does not accept the Purchaser's offer of employment, including without limitation any obligations relating to the termination of employment of such employees by the Vendor.

        On closing, the Purchaser will also assume and shall fulfil all obligations of the Vendor under contracts relating to independent contractors or consultants, which are listed in the attached Schedule "2".

16.     ASSUMED SERVICE CONTRACTS - PURCHASER

        On closing, the Purchaser shall assume and be liable for all service obligations contained in technical support agreements between the Vendor and its customers and the Purchaser shall fulfil such obligations in accordance with the terms of the contracts, save that the services required to be provided under the contract shall not exceed 250 hours.

17.     VAL SILVA DEBT

        The Purchaser acknowledges that the Vendor is indebted to Val Silva in the principal amount of approximately $95,000.00, at an interest rate of approximately 5% (such interest rate may vary slightly, depending on the final interest rate Val Silva negotiates with his bank relating to the funds he borrowed to advance to the Vendor) and said debt is secured against the assets of the Vendor. The Val Silva debt requires 36 monthly payments of approximately $2,845.00, commencing March 1, 2006. On closing, the Purchaser shall assume payment of said debt in accordance with its terms and shall be liable for all payments thereunder (the Purchaser shall pay the debt in full earlier if the Purchaser is fiscally able, acting reasonably. The Purchaser shall grant a general security interest over all of its assets in favour of Val Silva as security for the payment of such debt. The documents causing such assumption and the granting of such security shall be acceptable in form and content to the Vendor, acting reasonably.

18.     BERT SILVA EMPLOYMENT

        On closing, the Purchaser shall offer employment to Bert Silva in accordance with the offer letter attached hereto as Schedule "3" to this Schedule. The offering of such employment shall be a condition of closing in favour of the Vendor.

18.     ACCESS TO RECORDS

        The Purchaser agrees that it will preserve all records it receives from the Vendor for a period of seven (7) years or such other period as is required by applicable law and will permit the Vendor and its representatives reasonable access to same in connection with the affairs of the Vendor.

19.     FOOTBALL FANATICS PROJECT

        The Purchaser acknowledges that the Vendor is negotiating a sale to Football Fanatics in the amount of approximately $25,000.00 US. If a Purchase Order is issued by Football Fanatics by no later than February 3, 2006, then this will be deemed to be a receivable of the Vendor which the Vendor will be entitled to collect. The Purchaser will fulfil the Purchase Order obligations and will bill the Vendor for the Purchaser's cost of fulfilling such Purchase Order.

GENERAL - VENDOR AND PURCHASER BOTH AGREE:

19.     ACCOUNTS RECEIVABLE

        The Purchaser acknowledges that it is not purchasing the Vendor's accounts receivables. The Vendor agrees to provide the Purchaser with a list or copy of the accounts receivable due and owing to the Vendor as of the date of closing. The Purchaser shall reasonably assist the Vendor in collecting such accounts receivable, including by providing the services of ist employees at no cost to the Vendor, but the Purchaser shall have no obligation to collect the accounts receivable of the Vendor. The Purchaser hereby agrees to remit any monies received by it on behalf of the Vendor, with respect to the said accounts receivable, to the Vendor monthly. Monies paid by a customer shall be applied in accordance with the customer's direction. And further, the Vendor agrees to collect the accounts receivable in a proper and business-like manner in order to preserve goodwill.

20.     BULK SALES ACT

        The Purchaser hereby waives compliance with the provisions of the Bulk Sales Act, R.S.O. 1990, B. 14, and amendments thereto. Save for the indebtedness owed to Val Silva which is being assumed by the Purchaser, the Vendor shall ensure that all trade creditors (as defined in the abovementioned Act) of the Vendor shall be satisfied without any claim against the Purchaser.

21.     GOODS AND SERVICES TAX

        Vendor and Purchaser agree to jointly file a Joint Election pursuant to s.167(1) of the Excise Tax Act in order to exempt the Purchaser from the requirement to pay Goods and Services Tax in respect of the within transaction.

22.     SURVIVE CLOSING

        The Vendor and the Purchaser agree that all covenants and agreements, on the part of each of the parties herein, shall survive the closing of this transaction, and shall continue in full force and effect until the same have been fulfilled. The Vendor and the Purchaser agree that all representations and warranties, on the part of each of the parties herein, shall survive the closing of this transaction, and shall continue in full force and effect for a period of two years after closing..

23.     EXECUTE DOCUMENTS

        The Vendor and the Purchaser agree to execute any document or documents which may be reasonably required from time to time, to give better effect to the terms and intent of this agreement.

24.     CONFIDENTIALITY

        The Vendor and the Purchaser agree that it is in their best interests to retain the confidentiality of this sale until the transaction is completed. Each will inform only those parties of such pending sale, that are necessary in order to complete the sale.


25.     RE-ADJUST


        The Vendor and the Purchaser agree to provide, on or before the date of closing, a mutual undertaking to re-adjust the allowances and credits herein and all particulars of the statement of adjustments.

26.     BENEFIT OF PURCHASER

        All conditions of this agreement that are expressly intended to be for the sole benefit of the Purchaser may be waived by it in writing prior
        to closing.   All conditions of this agreement that are expressly
        intended to be for the sole benefit of the Vendor may be waived by it in writing prior to closing..

27.     JURISDICTION

        This Agreement shall be governed by and interpreted in accordance with the laws in effect in the Province of Ontario and each of the parties irrevocably attorn to the non-exclusive jurisdiction of the Courts of the Province of Ontario.

28.     EXTENDED MEANINGS

        In the Agreement, words importing the singular include the plural and vice versa and words importing the masculine gender include all genders.

29.     HEADINGS

        Section headings are not to be considered part of this Agreement and are included solely for the convenience of reference and are not intended to be full or accurate descriptions of the contents hereof.

30.     ENTIRE AGREEMENT

        This Agreement including the Schedules hereto, constitutes the entire agreement between the parties. There are not and shall not be any verbal statements, representations, warranties, undertakings or agreements between the parties. This Agreement may not be amended or modified in any respect except as written instrument signed by both parties.

31.     TIME OF THE ESSENCE

        Time shall be of the essence of this Agreement.

32.     SUCCESSORS AND ASSIGNS

        This Agreement shall be binding upon the parties hereto and their respective heirs, successors and assigns.

33.     VENDOR PROVIDES

        The Vendor agrees to deliver to the Purchaser on the date of closing the following:

        a) A warranty that all Assets are fully paid for and not subject to any lien or encumbrance, with a copy of the recent financial balance sheet.

        b) A bill of sale for all chattel property.


        c) An indemnification by the Vendor and by Bert Silva in reasonable form and condition satisfactory to the Purchaser's solicitor ,as provided for in paragraph 7 of this Schedule.

        d) A copy of a record of employment for each employee properly completed and confirmation of payment of:

                I)   Wages up to and including the date of termination.

                ii) Statutory and Common law termination of employment compensation, if applicable, in lieu of notice, for Vendor employees who do not accept the Purchaser's offer of employment

                iii) Any other monies due and owing to the employee (save
                     for accrued vacation pay as provided for herein.

        e) Evidence in reasonable form approved by the Purchaser's solicitors that the representations and warranties of the Vendor contained in this Agreement are true as at the time of closing, as though then made, and that the covenants of the Vendor to be complied with at or prior to the time of closing have been complied with; provided that the receipt of such evidence and the closing of the transaction contemplated herein shall not be a waiver of the representations, warranties and covenants of the Vendor which are contained in this Agreement.

        f) A statutory declaration that the Vendor is not then a "non-resident" of Canada within the meaning of the Income Tax Act (Canada).

        g) A credit note executed by the Vendor confirming that the sum of $25,000.00 (Cdn.) is due as credit to the Purchaser to be used toward the purchase of inventory from the Vendor at any time following closing, such note being given as consideration for Purchaser's assumption of service obligations as provided for herein.

        h) Any other documents reasonably requested by the Purchaser.

34.     PURCHASER PROVIDES

        The Purchaser agrees to deliver to the Vendor on the date of closing the following:

        a) The share certificates with respect to the shares comprising the Purchase Price set out on page 1 of this Agreement and evidence that said share certificates have been duly and properly issued as fully-paid shares of the Purchaser in favour of the Vendor.

        b) Payment of the cash portion of the Purchase Price, payable to the solicitor for the Purchaser, directed first to pay any amounts owing to Ingram Micro and to Synnex Canada (secured creditors of the Vendor), with the balance payable to trade creditors and then as directed by the Vendor..

        c) An indemnification by the Purchaser in reasonable form and condition satisfactory to the Vendor's solicitor ,as provided for in paragraph 13 of this Schedule.

35.     CLOSING TIME & PLACE

        The closing will be completed on the date as stated at a time and place agreed to by both parties or their counsel.